AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Marilynn Meek
Chairman, President and CEO	General Inquiries
Yadira R. Mercado	212/827-3773
Executive Vice-President, CFO
787/751-7340

EUROBANCSHARES, INC. FORMALIZES AGREEMENT WITH REGULATORS

San Juan, Puerto Rico, October 16, 2009 –EuroBancshares, Inc. (Nasdaq: EUBK) (“EuroBancshares” or the “Company”) today announced that the board of directors of its wholly-owned subsidiary, Eurobank (the “Bank”), has consented to the issuance of an Order to Cease and Desist (the “Order”) by the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Commissioner of Financial Institutions of Puerto Rico, which Order is effective on October 9, 2009.  Under the terms of the Order, Eurobank has agreed to take certain actions intended to address various matters including issues related to capital, liquidity and asset quality.

Concurrent with the Order, the FDIC has granted the Bank a renewable waiver for the issuance, renewal and roll over of brokered deposits.  The Bank has already taken successful steps towards diversifying its funding sources and reducing its reliance on brokered deposits.

Rafael Arrillaga-Torréns, Jr., President and Chief Executive Officer of EuroBancshares and Eurobank, commented, “These difficult economic times have been hard on financial institutions in Puerto Rico.  Eurobank is not immune to such problems.  We continue to work with our banking regulators in the spirit of mutual cooperation in adopting beneficial plans for the Bank.  We have already taken steps to address many of the issues that are addressed by the regulators and will continue to be aggressive in our efforts to address any remaining challenges facing the bank.”

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified bank holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and EuroSeguros, a wholly-owned insurance agency subsidiary of Eurobank.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations.  Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time.  Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods.  Any projections in this release are based on limited information currently available to management, which is subject to change.  Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year.  Such information speaks only as of the date of this release.  Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.